Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Record First Quarter 2010 Results

North Hollywood, CA — April 26, 2010 — IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights (comparisons are to first quarter 2009):

•	Net revenue increased 15% to $87.7 million, with same-market area net revenue growth of 10%

•	Patient encounters increased 14% to 927,000

•	Income from operations rose 25% to $9.4 million

•	Operating margin improved 80 basis points to 10.7%

•	Net income increased 27% to $5.7 million, or $0.35 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our record first quarter results, including a 15% increase in net revenue, reflect our continued ability to grow our top line from both existing markets and new market acquisitions. As we grew our top-line, we were able to leverage our corporate overhead, which contributed to an 80 basis point improvement in our operating margin for the quarter.”

Dr. Singer added, “We completed one acquisition to date in 2010. With a clean balance sheet and strong free cash flow, we are well-positioned to capitalize on the numerous acquisition opportunities in this highly fragmented industry. We are confident that we will continue to execute our organic and acquisitive growth strategy in 2010 and beyond.”

First Quarter 2010

Patient encounters for the three months ended March 31, 2010 increased 14.4% to 927,000, compared to 810,000 for the same period last year. Net revenue for the three months ended March 31, 2010 was $87.7 million, an increase of $11.6 million, or 15.3%, from $76.1 million for the three months ended March 31, 2009. Of this $11.6 million increase, $7.8 million or 67.2% was attributable to same-market area growth and $3.8 million, or 32.8% was attributable to revenue generated from two new markets which were entered through acquisitions in 2009. The change in same-market area net revenue was the result of a 9.9% increase in patient encounters and a 1.6% increase in patient revenue per encounter.

Physician practice salaries, benefits and other expenses for the three months ended March 31, 2010 were $63.7 million, or 72.6% of net revenue, compared to $55.5 million, or 72.9% of net revenue, for the three months ended March 31, 2009.

General and administrative expenses increased $1.6 million, or 12.5%, to $14.0 million, or 16.0% of net revenue, for the three months ended March 31, 2010, as compared to $12.4 million, or 16.4% of net revenue, for the three months ended March 31, 2009.

Income from operations increased $1.8 million, or 24.6%, to $9.4 million, as compared to $7.6 million for the same period in the prior year. The operating margin increased to 10.7% for the three months ended March 31, 2010, up 80 basis points from an operating margin of 9.9% for the three months ended March 31, 2009.

The effective tax rate for the three months ended March 31, 2010 was 39.0% compared to 40.0% for the three months ended March 31, 2009. The decrease in the effective tax rate reflects a change in our effective state tax rate.

Net income increased to $5.7 million for the three months ended March 31, 2010, as compared to $4.5 million for the three months ended March 31, 2009, and net income margin increased to 6.5% from 5.9% for the same period in the prior year. Earnings per diluted share for the first quarter of 2010 was $0.35, compared to earnings per diluted share of $0.28 for the first quarter of 2009, an increase of 24.5%.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended March 31, 2010 increased to $11.4 million, compared to $10.7 million for the same period of 2009. Days sales outstanding (DSO) decreased to 52 DSO as of March 31, 2010, compared to 54 DSO as of December 31, 2009. During the first quarter of 2010, $2.6 million was used for the acquisition of one physician practice and for earn-out payments on prior acquisitions, compared to $4.8 million in the same period of the prior year.

2010 Guidance

The Company reaffirms its guidance for the full year 2010 and expects revenue to be in the range of $352 million to $361 million and earnings per diluted share to be in the range of $1.34 to $1.43. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 16.6 million for the year; (ii) a 39.0% effective tax rate, and (iii) Congress passes legislation to prevent the scheduled June 1, 2010 reduction in the Medicare Physician Fee Schedule. Not included in the assumptions are (i) practice acquisitions completed after today’s date, or (ii) gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions that closed subsequent to December 31, 2008.

Conference Call Information

IPC The Hospitalist Company (IPC) will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning April 26, 2010 at 8:00 p.m. ET (5:00 p.m. PT) and ending on May 10, 2010 at 11:59 p.m. The replay telephone number is 800-642-1687 (USA) or 706-645-9291 (International). A live webcast of the call will also be available from the Investor Relations section on the corporate web site at www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning April 26, 2010 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until May 10, 2010 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 22, 2010, including the section titled “Risk Factors,” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,358	$31,473
Accounts receivable, net	50,292	48,276
Prepaid expenses and other current assets	5,631	8,531

Total current assets	96,281	88,280
Furniture and equipment, net	3,496	3,011
Goodwill	93,063	91,701
Other intangible assets, net	2,531	2,776
Deferred tax assets, net	2,444	2,444

Total assets	$197,815	$188,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,078	$4,083
Accrued compensation	16,968	15,017
Payables for practice acquisitions	9,570	10,739
Medical malpractice and self-insurance reserves, current portion	594	706
Accrued professional liability settlement	—	750
Deferred tax liabilities	134	134

Total current liabilities	33,344	31,429
Medical malpractice and self-insurance reserves, less current portion	11,782	11,443
Other long-term liabilities	263	263

Total liabilities	45,389	43,135
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,226,388 and 16,161,813 shares issued and outstanding at March 31, 2010 (unaudited) and December 31, 2009, respectively	16	16
Additional paid-in capital	127,137	125,527
Retained earnings	25,273	19,534

Total stockholders’ equity	152,426	145,077

Total liabilities and stockholders’ equity	$197,815	$188,212

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Net revenue	$87,704	$76,057
Operating expenses:
Cost of services—physician practice salaries, benefits and other	63,660	55,461
General and administrative	13,993	12,441
Depreciation and amortization	623	588

Total operating expenses	78,276	68,490

Income from operations	9,428	7,567
Investment income	3	41
Interest expense	(22)	(79)

Income before income taxes	9,409	7,529
Income tax provision	3,670	3,012

Net income	$5,739	$4,517

Net income per share:
Basic	$0.35	$0.28

Diluted	$0.35	$0.28

Weighted average shares:
Basic	16,220,128	16,089,357

Diluted	16,589,400	16,258,950

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Operating activities
Net income	$5,739	$4,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	623	588
Stock-based compensation expense	679	448
Change in acquisition fair value	13	—
Changes in assets and liabilities:
Accounts receivable	(2,016)	(1,561)
Prepaid expenses and other current assets	2,900	2,964
Accounts payable and accrued liabilities	1,995	513
Accrued compensation	1,951	3,085
Medical malpractice and self-insurance reserves	227	172
Accrued professional liability settlement	(750)	—

Net cash provided by operating activities	11,361	10,726

Investing activities
Acquisitions of physician practices	(2,555)	(4,792)
Purchase of furniture and equipment	(852)	(327)

Net cash used in investing activities	(3,407)	(5,119)

Financing activities
Repayments of long-term debt, net	—	(909)
Net proceeds from issuance of common stock	752	270
Excess tax benefits from stock-based compensation	179	17

Net cash provided by (used in) financing activities	931	(622)

Net increase in cash and cash equivalents	8,885	4,985
Cash and cash equivalents, beginning of period	31,473	37,394

Cash and cash equivalents, end of period	$40,358	$42,379

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the five consecutive quarters ended March 31, 2010:

	Quarter Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010
Patient encounters	810,000	796,000	823,000	865,000	927,000

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted at the end of five consecutive quarters ended March 31, 2010:

	Quarter Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010
Employed physicians	589	606	665	703	704
Nurse practitioners and physician assistants	85	85	104	105	107
Independent contracted physicians	167	187	216	228	221

Total	841	878	985	1,036	1,032